Exhibit 99.1

 COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES EARNINGS FOR THE QUARTER
                              ENDED MARCH 31, 2007

    NORFOLK, Va., April 18 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported earnings of $2.8 million for the quarter ended March 31, 2007, an increase of 35.0% over the $2.1 million reported in the first quarter of 2006. On a per share basis, diluted earnings increased 11.1% to $0.40 for the quarter ended March 31, 2007 compared to $0.36 for the same period in 2006. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006 and the eleven-for- ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

    Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Our tremendous growth rate continues unabated into the first quarter of 2007. We are pleased to report another outstanding quarter in both earnings and asset growth. Equally meaningful, our exceptional growth rate has been achieved while, at the same time, improving profitability, maintaining our sound asset quality, and building our capital base. In February 2007, we moved to our permanent branch in the Ocean View section of Norfolk, Virginia, as well as our second branch in Portsmouth, Virginia at 1020 London Boulevard. In March 2007, we opened our first branch in North Carolina on Caratoke Highway in Powells Point. In the second quarter of 2007, we have plans to open our third and fourth branches in Chesapeake, Virginia at 2600 Taylor Road, across from the Chesapeake Square Mall, and at 1304 Greenbrier Parkway. We will also open our second branch in North Carolina in the St. Waves Plaza Shopping Center in Waves, North Carolina. Prior to year end 2007, we will be opening branches in the Cypress Point section of Virginia Beach and in Moyock, North Carolina. We also recently finalized a lease for a branch location in the Redmill section of Virginia Beach. As we grow, we continuously look to expand our traditional nonbanking services and to search for new avenues of revenue. Looking to the remainder of the year, we believe we are well positioned for continued strong performance and growth. Our expansion strategy, combined with sound asset quality, expanding margins and improved operating efficiencies, continues to drive our results."

    The Company's first quarter earnings produced favorable profitability ratios. Profitability as measured by the Company's return on average assets
(ROA) was 1.54% for the quarter ended March 31, 2007 up 9 basis points from 1.45% for the first quarter of 2006. Return on average equity (ROE) was 10.75% for the quarter ended March 31, 2007, as compared to 13.00% for the quarter ended March 31, 2006. Average assets increased $155.6 million or 27.2% from the quarter ended March 31, 2006 to March 31, 2007. Average shareholders' equity increased $40.4 million or 63.3% as of March 31, 2007 as compared to the same period in 2006 as a result of the $27.5 million in capital raised in the third quarter of 2006 through a private placement of our common stock. In addition, the Company's efficiency ratio (tax equivalent basis) improved to 49.53% for the three months ended March 31, 2007 compared to 51.00% during the comparable period in 2006.

    The earnings were driven by a 24.1% increase in the loan portfolio from March 31, 2006 to March 31, 2007. Total loans at March 31, 2007 reached a record $697.4 million. Our strong loan demand generated record increases in interest income. Interest income on loans, including fees, increased $3.3 million or 29.3% to $14.3 million for the three months ended March 31, 2007.

    Interest expense of $6.6 million for the quarter ended March 31, 2007 represented a $1.9 million increase from the comparable period in 2006. The increase was primarily attributable to the increase in the Company's average interest bearing liabilities, along with the increase in overall rates paid on liabilities as a result of the rising interest rate environment. Average interest bearing liabilities increased $111.7 million or 24.3% from March 31, 2006 to March 31, 2007, while the overall rates paid on these liabilities increased 54 basis points to 4.65%.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest income, our net interest income reached its second highest quarterly total of $8.0 million for the quarter ended March 31, 2007, an increase of $1.4 million or 21.0% over the comparable period in 2006.

    Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) decreased from 4.88% during the first three months of 2006 to 4.65% for the same period in 2007.

    Commonwealth Bankshares exceeded its goal for asset growth during the first quarter of 2007. Total assets at March 31, 2007 reached a new high of $751.3 million, up 24.6% or $148.3 million from $603.1 million at March 31, 2006.

    Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the quarter ended March 31, 2007 were $44.1 thousand, or 0.006% of year to date average loans. Non- performing assets were $2.9 million or 0.39% of total assets at March 31, 2007 compared to $473.7 thousand or 0.08% of total assets at March 31, 2006.

    Shareholders' equity at March 31, 2007 reached a new high of $106.0 million, up $40.6 million or 62.0% from the $65.5 million at March 31, 2006. The increase in net income contributed to the new high along with the $27.5 million in additional capital raised in the third quarter of 2006 though a private placement of our common stock. Mr. Woodard added, "The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and success. We look forward continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our stockholders."

    About Commonwealth Bankshares

    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has thirteen bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

    Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone:
(757) 446-6904 or ewoodard@bocmail.net Web Site:
http://bankofthecommonwealth.com

    *Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward- looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                          Commonwealth Bankshares, Inc.
                   Selected Financial Information (Unaudited)

                                               Three Months Ended
                                           ---------------------------
                                             March 31,      March 31,
(in thousands, except per share data)          2007           2006
----------------------------------------   ------------   ------------
Operating Results:
  Interest income                          $     14,577   $     11,296
  Interest expense                                6,552          4,661
  Net interest income                             8,025          6,635
  Provision for loan losses                         430            670
  Noninterest income                              1,196          1,084
  Noninterest expense                             4,573          3,943
  Income before provision for income
   taxes and noncontrolling interest              4,218          3,106
  Provision for income taxes                      1,452          1,055
  Income before noncontrolling
   interest                                       2,766          2,051
  Noncontrolling interest in
   subsidiary                                        (5)            (5)
  Net income                               $      2,761   $      2,046

Per Share Data**:
  Basic earnings                           $       0.40   $       0.41
  Diluted earnings                         $       0.40   $       0.36
  Book value                               $      15.41   $      12.99
  Cash dividends                           $       0.06   $       0.05
  Basic weighted average shares
   outstanding                                6,867,731      5,024,484
  Diluted weighted average shares
   outstanding                                6,970,373      5,770,583
  Shares outstanding at period-end            6,878,291      5,038,898

Period End Balances:
  Assets                                   $    751,342   $    603,065
  Loans*                                        697,407        562,016
  Investment securities                           7,506          8,823
  Deposits                                      510,629        424,391
  Shareholders' equity                          106,014         65,452

Average Balances:
  Assets                                   $    727,905   $    572,332
  Loans*                                        682,383        535,398
  Investment securities                           7,610          8,891
  Deposits                                      497,818        390,219
  Shareholders' equity                          104,162         63,804

Financial Ratios:
  Return on average assets                         1.54%          1.45%
  Return on average shareholders'
   equity                                         10.75%         13.00%
  Efficiency Ratio (tax equivalent
   basis)                                         49.53%         51.00%
  Period end shareholders' equity to
   total assets                                   14.11%         10.85%
  Loan loss allowance to period end
   loans*                                          1.22%          1.09%
  Loan loss allowance to non-
   performing assets                             292.52%       1298.70%
  Non-performing assets to total
   assets                                          0.39%          0.08%
  Net interest margin (tax equivalent
   basis)                                          4.65%          4.88%
  Bank's Tier 1 capital to average
   assets                                         13.54%         15.12%
  Bank's Tier 1 capital to risk
   weighted assets                                14.18%         15.63%
  Bank's Total capital to risk
   weighted assets                                15.40%         16.74%

     *    Net of unearned income.

     ** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 and the eleven-for-ten stock split distributed on December 29, 2006.

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             04/18/2007
    /CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, +1-757-446-6904, ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com/